      As filed with the Securities and Exchange Commission on June 5, 2002
                               File No. 333-86860

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                               Amendment No. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ISONICS CORPORATION
               (Exact name of Registrant as specified in charter)

                 CALIFORNIA                                 77-0338561
       (State or other jurisdiction                     (I.R.S. Employer
     of incorporation or organization)                 Identification No.)

                              5906 McIntyre Street
                             Golden, Colorado 80403
                                 (303) 279-7900
     (Address, including zip code and telephone number, including area code of registrant's principal executive offices)

                          James E. Alexander, President
                              5906 McIntyre Street
                             Golden, Colorado 80403
                                 (303) 279-7900
  (Name, address, including zip code and telephone number, including area code, of agent for service)

          It is requested that copies of all correspondence be sent to:
                         Herrick K. Lidstone, Jr., Esq.
                            Burns, Figa & Will, P.C.
                    6400 S. Fiddlers Green Circle, Suite 1030
                               Englewood, CO 80111
                         Telephone Number (303) 796-2666
                         Facsimile Number (303) 796-2777

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [xx]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of Shares to    Amount to be            Proposed maximum   Proposed maximum aggregate         Amount of
be registered         registered              aggregate price    offering price                     Registration Fee
                                              per unit
------------------    ------------            ----------------   --------------------------         ----------------
Common (1)                100,000                $1.25                     $125,000                      $  3.76
Common (2)                 50,000                $1.50                      $75,000                      $  2.26
Common (3)              1,100,000                $1.00                   $1,100,000                      $ 33.11
Common (4)                200,000                $1.25                     $250,000                      $  7.53
Common (5)              1,000,000                $1.00                   $1,000,000                      $ 30.10
                        ---------                                        ----------                      -------
Total                   2,450,000                                        $2,550,000                      $ 76.76

     The registration fee was calculated at the rate of $30.10 per $1,000,000 in accordance with Fee Rate Advisory 9 for fiscal year 2002. Pursuant to Rule 416 of the Securities Act of 1933 and as required by Section 2(a) of the registration rights agreement between Isonics and the Selling Stockholder, this registration statement shall be deemed to cover such additional shares as may be issued to the Selling Shareholder to prevent dilution resulting from future dividends, stock distributions, stock splits or similar transactions.

     (1) Shares which are issuable pursuant to the exercise of outstanding warrants to purchase common stock at $1.25 per share. We issued these common stock purchase warrants in March 2002 to vFinance Investments and to certain of its principals as a placement fee pursuant to a securities purchase agreement. The registration fee is based on the exercise price of the warrants pursuant to Rules 457(a) and (g).

     (2) Shares which are issuable pursuant to the exercise of outstanding warrants to purchase common stock at $1.50 per share. We issued these common stock purchase warrants in March 2002 to vFinance Investments and to certain of its principals as an investment banking fee pursuant to an investment banking agreement. The registration fee is based on the exercise price of the warrants pursuant to Rules 457(a) and (g).

     (3) Shares which are issuable pursuant to the conversion of Series 2002A 4% Convertible Promissory Notes at $1.00 per share. We issued notes aggregating $1,000,000 to five accredited investors in March 2002. Pursuant to the registration rights agreement, 110% of the number of shares into which the notes would be convertible is being registered. The registration fee is based on the conversion price of the notes pursuant to Rules 457(a) and (g).

     (4) Shares which are issuable pursuant to the exercise of outstanding common stock purchase warrants at $1.25 per share, which warrants were granted in March 2002 in connection with the 2002A 4% Convertible Promissory Note. The registration fee is based on the exercise price of the warrants pursuant to Rules 457(a) and (g).

     (5) Shares which are issuable pursuant to the exercise of warrants to purchase common stock at $1.00 per share. We are obligated to issue one warrant for each dollar in principal amount of the promissory notes we repay in cash on or before its maturity date. The registration fee is based on the exercise price of the Warrants pursuant to Rules 457(a) and (g).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered. All expenses are estimated except the registration fee.

     Registration and filing fee            $    77
     Printing                               $ 6,000
     Accounting fees and expenses           $ 5,000
     Legal fees and expenses                $10,000
     Blue sky filing fees and expenses      $ 5,000
     Transfer and Warrant Agent fees        $ 1,000
     Miscellaneous                          $ 2,923
                                            -------
     Total                                  $30,000

Item 15. Indemnification of Directors and Officers.

     The Articles of Incorporation of Isonics include a provision that eliminates to the fullest extent permitted by law the personal liability of its directors to Isonics and its shareholders for monetary damages for breach of the directors' fiduciary duties. This limitation has no effect on a director's liability

     o for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

     o for acts or omissions that a director believes to be contrary to the best interests of Isonics or its shareholders or that involved the absence of good faith on the part of the director;

     o for any transaction from which the director derived an improper personal benefit;

     o for acts or omissions that show a reckless disregard for the director's duty to Isonics or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Isonics or its shareholders; and

     o for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Isonics or its shareholders, under Section 310 of the California Corporations Code (the "California Code") concerning contracts or transactions between Isonics and a director or under Section 316 of the California Code concerning directors liability for improper dividends, loans and guarantees.

     The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to Isonics' shareholders for any violation of a director's fiduciary duty to Isonics or its shareholders.

     The Articles of Incorporation further authorize Isonics to indemnify its agents (as defined in Section 317(a) of the Code which includes directors and officers) through Bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law. Pursuant to this provision, the Bylaws of Isonics provide for indemnification of directors and officers. The Bylaws also permit Isonics to enter into indemnity agreements with individual directors, officers, employees and other agents. Isonics intends to enter into such agreements with its directors and executive officers effective upon the closing of this offering. These Agreements, together with the Bylaws and Articles of Incorporation, may require Isonics, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors' and officers' insurance if available on reasonable terms.

     In addition to the rights to indemnification provided under California law, in the Articles of Incorporation and in the Bylaws, the 1996 Stock Option Plan provides indemnification to members of the Board of Directors, officers, or employees of Isonics to whom authority to act for the Board in connection with the Existing Plan is delegated shall be indemnified against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in defense of any proceeding to which he or she is made a party because of any action allegedly taken or alleged failure to act in connection with the Plan, and against amounts paid in settlement (if approved by independent legal counsel), or in satisfaction of any judgment in such proceeding, unless the director, officer, or employee, as the case may be, is adjudged to have behaved in bad faith, in a grossly negligent manner, or with intentional misconduct as to duties.

     Isonics currently has directors and officers' liability insurance.

     At present, there is no pending litigation or proceeding involving a director, officer or employee of Isonics pursuant to which indemnification is sought, nor is Isonics aware of any threatened litigation that may result in claims for indemnification.

     Section 317 of the Code and the Bylaws of Isonics make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Isonics has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Document                                               Exhibit Number
--------                                               --------------
Underwriting Agreement                                     1.01
Registrant's Certificate of Incorporation                  3.01
Registrant's Bylaws                                        3.02
Form of Indemnity Agreement                               10.09

Item 16. Exhibits and Financial Statement Schedules.

(a)  Exhibits Pursuant to Item 601 of Regulation S-B:

Exhibit
Number    Title
------    -----
1.01      Form of Underwriting Agreement. (1)

3.01      Registrant's Amended and Restated Articles of Incorporation. (1)

3.02      Registrant's Bylaws. (1)

3.03 Certificate of Determination of Preferences and Rights of the Series A preferred stock (see exhibit 10.18).

3.04      Certificate Of Determination Of Preferences And Rights Of Series B
          Convertible Preferred Stock(11)

3.05      Certificate of Amendment to Articles of Incorporation(13)

4.01      Specimen Common Stock Certificate. (1)

4.02      Form of Representatives' warrant Agreement. (1)

4.03      Form of warrant Agreement between the Registrant and Continental Stock
          Transfer & Trust Company, Monroe Parker Securities. (1)

4.04      Form of warrant Agreement between the Registrant and Continental Stock
          Transfer & Trust Company. (8)

4.05      Amendment No. 1 to warrant Agreement between the Registrant and
          Continental Stock Transfer & Trust Company. (7)

5.01*     Opinion of Arter & Hadden, LLP, as to legality of securities

10.01     Registrant's 1996 Stock Option Plan. (1)(2)

10.02 Form of Employment Agreement between the Registrant and certain officers of the Registrant. (1)(2)

10.03     Registrant's 1996 Executives Equity Incentive Plan. (1)(2)

10.04     Registrant's 1996 Equity Incentive Plan. (1)(2)

10.05     Memorandum of Agreement between Electrochemical Plant, AO
          Techsnabexport, Co., Ltd. and Registrant. (1)

10.06     Option Agreement between the Registrant and Yale University. (1)

10.07 Office Lease Agreement between Paulsen Properties and the Registrant dated as of January 1, 1996, as amended. (1)

10.08     Letter from Yale University to Registrant dated February 10, 1996. (1)

10.09 Form of Indemnity Agreement entered into by Registrant with each of its directors and investors. (2)

10.10     Stock Purchase Agreement, dated as of April 30, 1998, among Isonics
          Corporation, a California corporation, Metallurgy International, Inc., a Nevada corporation, and International Process Research Corporation, a Colorado corporation. (3)

10.10.1 Escrow Agreement, dated as of May 15, 1998, among Isonics Corporation, a California corporation, Metallurgy International, Inc., a Nevada corporation, Robert H. Cuttriss (as Agent), and Colorado Business
          Bank, as Escrow Agent. (3)

10.11 Registration Rights Agreement dated as of September 27, 1996 by and between Registrant and certain investors. (1)

10.12     Employment Agreement between the Registrant and James E. Alexander. (1)(2)

10.13     Employment Agreement between the Registrant and Boris Rubizhevsky. (1)(2)

Exhibit
Number    Title
------    -----
10.14     Security Agreement dated March 31, 1995 between Isonics and Isoserve, Inc. (1)

10.15

10.16 February 1997 Agreement between the Registrant, Electrochemical Plant and AO Techsnabexport, Co., Ltd. (1)

10.17     Letter from Yale University to Registrant dated January 28, 1997. (1)

10.18 Certificate of Determination of Preferences and Rights of the Series A preferred stock. (4)

10.19     Form of Subscription Agreement (7-29-1999 transaction). (4)

10.20     Form of warrant (7-29-1999 transaction). (4)

10.21     Investment Banking Agreement (7-29-1999 transaction). (4)

10.22     Form of Registration Rights Agreement (7-29-1999 transaction). (4)

10.23 Asset Purchase Agreement dated December 1, 1999 between the Registrant and Eagle-Picher Technologies, LLC. (5)

10.24     Registration Rights Agreement dated December 1, 1999 between the
          Registrant and Eagle-Picher Technologies, LLC. (5)

10.25     Warrant Agreement dated December 1, 1999 between the Registrant and
          Eagle-Picher Technologies, LLC. (5)

10.26     Supply Agreement between the Registrant and Eagle-Picher Technologies, LLC. (6)

10.27     Amended and Restated warrant Agreement effective as of January 15,
          2001, between the Registrant and Continental Stock Transfer and Trust
          Company, Inc. (8)

10.28     Stock Purchase Agreement dated February 1, 2001, by and between
          Isonics Corporation and Interpro Zinc, LLC. (9)

10.29     Joint R&D Project Agreement, dated April 21, 1999, by and between
          Silex Systems Limited and Isonics Corporation. (10)

10.30     Contribution to "Corporate Research - ECE/Baliga" fund dated December
          30, 1999, from Isonics Corporation to North Carolina State University. (10)

10.31     Sponsored Research Agreement, dated December 15, 1999, by and between
          Isonics Corporation and Southern Methodist University. (10)

10.32     Stevenson-Wydler Cooperative Research and Development Agreement, dated
          November 9, 1999, by and between Ernest Orlando Lawrence Berkeley
          National Laboratory and Isonics Corporation (with attached Project
          Letter Agreement). (10)

10.33     Memorandum of Agreement, dated July 1996, by and among Electrochemical
          Plant, AO Techsnabexport Co., Ltd. And A & R Materials, Inc. (10)

10.34     Agreement between Isonics Corporation and Silicon Evolution, Inc.
          dated September 14, 2001 (12)

10.35     Technology License Agreement dated September 14, 2001, between Silicon
          Evolution, Inc. and Isonics Corporation (12)

10.36 Form of employment agreement to be entered into pursuant to the agreement between Isonics Corporation and Silicon Evolution, Inc.
          dated September 14, 2001 (12)

10.37 Form of lease agreement to be entered into pursuant to the agreement between Isonics Corporation and Silicon Evolution, Inc. dated
          September 14, 2001 (12)

10.38     Amended and Restated Warrant Agreement dated July 26, 2001. (11)

10.39     Consulting Agreement dated October 15, 2001, with Wells Investment Group(13)

10.40     Form of Registration Rights Agreement (3-22-2002 transaction) (14)

10.41     Form of Series 2002A 4% Convertible Promissory Note due March 1, 2003
          (3-22-2002 transaction) (14)

10.42     Form of Warrant Agreement expiring March 20, 2005 (3-22-2002 transaction) (14)

21.01     List of subsidiaries.

23.01*    Consent of independent accountants

23.02     Consent of Arter & Hadden, LLP (see exhibit 5.01)

*    Filed herewith. All other documents have been previously filed.

(1) Incorporated herein by reference to exhibit filed with Isonics' Registration Statement on Form SB-2 ("Registration Statement") (Commission file No. 333-13289) in which this exhibit bears the same number except exhibit 3.01, which was numbered 3.03 in that registration statement.

(2) Items that are management contracts or compensatory plans or arrangements required to be filed as exhibits pursuant to Item 13(a) of Form 10-KSB.

(3) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531), dated May 15 and filed May 27, 1998, and incorporated herein by reference.

(4) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531), dated July 29 and filed August 12, 1999, and incorporated herein by reference.

(5) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531) dated December 1, 1999, and filed December 10, 1999, and amendment thereto filed February 10, 2000, and incorporated herein by reference.

(6)  Confidential treatment obtained.

(7) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531) dated August 17, 2000, and filed August 18, 2000, and incorporated herein by reference.

(8) Filed with Isonics' registration statement on Form S-4 (File No. 333-37696) or the amendments thereto, and incorporated herein by reference.

(9) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531) dated February 1, 2001, and incorporated herein by reference.

(10) Filed with Isonics' annual report on Form 10-KSB (File No. 001-12531) for the year ended April 30, 2001, and incorporated herein by reference.

(11) Filed with Isonics' Form 8-A/12(g) filed on August 1, 2001.

(12) Filed with Amendment no. 2 to registration statement (File No. 333-56562) and incorporated herein by reference.

(13) Filed with Isonics' Form 8-K (File No. 001-12531) dated January 8, 2002 and incorporated herein by reference.

(14) Filed with Isonics' Form 8-K (File No. 001-12531) dated March 22, 2002 and incorporated herein by reference.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter; (2) that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the Registrant's Articles of Incorporation, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Golden, Jefferson County, State of Colorado, on June 5, 2002.

ISONICS CORPORATION

By: /s/ James E. Alexander
    --------------------------
    James E. Alexander, President


     In accordance with the requirements of the Securities Act of 1933, the following persons in their capacities and on the dates stated signed this registration statement.

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears constitutes and appoints James E. Alexander and Boris Rubizhevsky, or either of them, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement file herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.



/s/ James E. Alexander   President, Chief Executive                 June 5, 2002
----------------------   Officer, Chairman and Director


/s/ Boris Rubizhevsky    Senior Vice President and Director         June 5, 2002
----------------------


/s/ Lindsay A. Gardner   Director                                   June 5, 2002
----------------------


/s/ Richard Parker       Director                                   June 5, 2002
----------------------


/s/ Larry J. Wells       Director                                   June 5, 2002
----------------------


/s/ John V. Sakys        Chief Financial Officer                    June 5, 2002
----------------------